MASTER RECEIVABLES PURCHASE AGREEMENT
This MASTER RECEIVABLES PURCHASE AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of July 1, 2026, among XeCare LLC, a Delaware limited liability company, as a seller and a servicer hereunder (“XeCare”), Apostrophe Pharmacy LLC, an Arizona limited liability company, as a seller and a servicer hereunder (“Apostrophe”), and such other Subsidiaries of Hims & Hers Health, Inc. (the “Company”), if any, as may become party hereto as a seller and a servicer hereunder through a Seller Joinder Agreement pursuant to the terms hereof (“Additional Sellers” and, together with XeCare, Apostrophe, each a “Seller” and collectively the “Sellers”), and JPMorgan Chase Bank, N.A. (together with its successors and permitted assigns, the “Purchaser”). Capitalized terms not otherwise defined herein shall have the meanings set forth on Annex A attached hereto, and the principles of interpretation set forth in Annex A hereto shall apply to this Agreement and each other Transaction Document.
RECITALS
WHEREAS, each Seller is a supplier of goods or services to the applicable account debtor listed on Schedule I hereto, as such Schedule I may be updated from time to time by adding or removing account debtors, in each case, with the prior written consent of the applicable Seller and the Purchaser (each, an “Account Debtor” and collectively the “Account Debtors”), and is the legal and beneficial owner of Receivables payable by each such Account Debtor to which it has supplied goods and services; and
WHEREAS, each Seller desires to sell certain Receivables to the Purchaser, and the Purchaser may, in its sole and absolute discretion, purchase from such Seller such Receivables, pursuant to the terms set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Sale and Purchase.
(a)Sale and Purchase Procedures. During the effectiveness of the Uncommitted Facility described below, each Seller may from time to time offer to sell to the Purchaser certain Offered Receivables by submitting to the Purchaser at least three (3) Business Days prior to any purchase of Offered Receivables, a Purchase Request, either through the Site or, if the Site is not available, by manually delivering a Purchase Request in accordance with Section 9, and the Purchaser, in its sole and absolute discretion, may accept such offer and purchase from such Seller the Offered Receivables identified on such Purchase Request. If the Purchaser accepts such Purchase Request, then, subject to the satisfaction of the conditions precedent set forth in Section 1(e), the Purchaser shall and hereby does purchase from such Seller, and such Seller shall and hereby does sell to the Purchaser, all of such Seller’s right, title and interest (but none of such Seller’s obligations to the applicable Account Debtor) with respect to such Offered Receivables and all Related Rights with respect thereto as of the Purchase Date

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(all such Offered Receivables, once sold and purchased hereunder, together with all Related Rights with respect thereto, the “Purchased Receivables”); provided that, solely in the event that the purchase of a whole Offered Receivable would cause the Outstanding Purchase Price to exceed the Program Limit, the Purchaser may instead purchase from the applicable Seller an undivided percentage interest in such Offered Receivable (a “Participation Interest”), equal to the Purchase Percentage of such Offered Receivable, and such Participation Interest shall constitute a “Purchased Receivable” for all purposes of this Agreement. With respect to any Participation Interest, (x) the applicable Seller shall retain legal title to the underlying Offered Receivable and shall hold such rights for the benefit of the Purchaser to the extent of the Purchase Percentage and (y) the Purchaser’s beneficial interest in such Participation Interest shall be pari passu to such Seller’s retained rights in the proportion of such Offered Receivable equal to 100% minus the Purchase Percentage (the “Seller’s Retained Percentage”). In the event that the purchase of a whole Offered Receivable would cause the Outstanding Purchase Price to exceed the Program Limit, the Purchaser shall be deemed to have purchased a Participation Interest in such Offered Receivable.
(b)Uncommitted Facility.
(i)The Purchaser hereby advises to the Sellers that it has set up an uncommitted facility (the “Uncommitted Facility”) for purposes of purchasing Eligible Receivables hereunder up to an aggregate outstanding amount not to exceed the Program Limit. The establishment of the Uncommitted Facility and/or the Purchaser’s execution of this Agreement does not constitute a commitment, obligation or other undertaking of the Purchaser to purchase any Receivables from any Seller or otherwise extend credit or provide any financial accommodation to any Seller. Without limiting the generality of the foregoing, the Purchaser has the right, in its sole and absolute discretion, to decline to purchase any Receivables that have been offered to the Purchaser by any Seller, in each case, at any time. The Uncommitted Facility may be terminated by the Purchaser or the Sellers at any time upon three (3) Business Days written notice delivered to the Purchaser or the Sellers, as applicable; it being understood that notwithstanding any such termination by any Seller or Servicer, the provisions of this Agreement with respect to each Seller and Servicer shall remain in full force and effect until the later of (x) such notice of termination and (y) the date that all Purchased Receivables have been paid in full in cash (or designated by the Purchaser as being uncollectable due to an Insolvency Event or the general lack of creditworthiness of the related Account Debtor).
(ii)The Purchaser will consider Purchase Requests from any Seller under this Uncommitted Facility until the Purchase Termination Date, unless such facility is earlier terminated by the Purchaser in accordance with this Agreement. The Sellers may request an extension of the Purchase Termination Date for a period of up to one (1) year by an irrevocable notice substantially in the form of Annex E attached hereto (a “Facility Extension Request”) delivered to the Purchaser (unless otherwise agreed by the Purchaser) not more than sixty (60) days and not less than thirty (30) days before the then current Purchase Termination Date. If the Purchaser, in its sole and absolute discretion, agrees to such Facility

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Extension Request, the Purchaser shall deliver its written consent to such Facility Extension Request, and with the Purchaser’s delivery of such consent, the then current Purchase Termination Date shall be amended as set forth in such Facility Extension Request, effective as of the date of the then current Purchase Termination Date.
(c)Purchase Price. The purchase price for any Purchased Receivable shall be equal to (i) the Purchase Percentage multiplied by the Net Receivables Balance of such Purchased Receivable minus (ii) the Purchase Discount with respect to such Purchased Receivable (the “Purchase Price”). Purchaser shall pay the Purchase Price, denominated in Dollars, to Seller’s Account in immediately available funds on the applicable Purchase Date.
(d)Limited Recourse; True Sale and True Participation; Pledge of Collection Account.
(i)Except as otherwise provided in this Section 1(d), Section 5 and Section 6 (and the other indemnity and expense reimbursement provisions expressly contained in the Transaction Documents), each purchase of the Purchased Receivables is made without recourse to the applicable Seller and such Seller shall have no liability to the Purchaser for any Account Debtor’s failure to pay any Purchased Receivable when it is due and payable under the terms applicable thereto. Subject to the limited recourse described below and the other Recourse Obligations, the Purchaser agrees that it shall be responsible for the non-payment of any Purchased Receivable to the extent it is the result of an Insolvency Event or the general lack of creditworthiness of the applicable Account Debtor, such assumption of credit risk (with respect to the Outstanding Purchase Price relating thereto only) being effective as of the Purchase Date for such Purchased Receivables. Notwithstanding the foregoing, the Purchaser shall have full and unconditional recourse to each Seller (on a joint and several basis) on account of Receivables offered for sale which would cause the outstanding amount of Purchased Receivables for an Account Debtor to exceed the related Account Debtor Credit Limit (but only to the extent of such excess).
(ii)The Purchaser and the Sellers have structured the transactions contemplated by this Agreement as a sale of the Purchased Receivables, and the Purchaser and the Sellers agree to treat each such transaction as a “true sale” or a “true participation” in the case of each Participation Interest, for all purposes under applicable law and accounting principles, including in their respective books, records, computer files, tax returns (federal, state and local), and regulatory and governmental filings (and shall reflect such sale in their respective financial statements). Each Seller will advise all persons inquiring about the ownership of the Receivables that all Purchased Receivables have been sold to the Purchaser. In the event that, contrary to the mutual intent of the parties hereto, any purchase of Purchased Receivables is not characterized as a sale, each Seller shall, effective as of the date hereof, be deemed to have granted to the Purchaser (and such Seller does hereby grant to the Purchaser) a first priority perfected security interest in and to (x) all Purchased Receivables, (y) all Collections with respect to such Purchased Receivables, and (z) all proceeds of, and all amounts received or receivable under any or all of, the

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foregoing, in each case, to secure the repayment on demand of all amounts paid to Seller hereunder with accrued interest thereon at the Discount Margin, and this Agreement shall be deemed to be a security agreement. Each Seller hereby authorizes the Purchaser, from time to time, to file such UCC financing statements as the Purchaser may determine to be necessary or desirable to perfect the foregoing security interest and the ownership interest created by the sales of Receivables hereunder. Whether or not the expressed intent of the parties that the transfers hereunder constitute sales is respected or recharacterized, each of the Sellers and Servicers hereby irrevocably pledges, transfers and assigns to the Purchaser, and grants to the Purchaser, a first priority security interest in the Collection Account and all money, deposits, cash and instruments therein and all proceeds thereof, in order to secure all payment, performance and other obligations of each of the Sellers and Servicers hereunder and under the other Transaction Documents. With respect to any such grant of a security interest, the Purchaser may at its option exercise from time to time any and all rights and remedies available to it hereunder and under the other Transaction Documents, under the UCC or otherwise. Each Seller agrees that five (5) Business Days shall be reasonable prior notice to such Seller of the date of any public or private sale or other disposition of all or any of the Purchased Receivables.
(iii)In addition, whether or not the expressed intent of the parties that the transfers hereunder constitute sales is respected or recharacterized, the Purchaser shall have, with respect to the Purchased Receivables, the Related Rights, the Collection Account and Collections with respect to such Purchased Receivables and proceeds thereof, and in addition to all the other rights and remedies available to the Purchaser hereunder and under the Transaction Documents (whether prior to or following the Final Collection Date), all the rights and remedies of a secured party under any applicable UCC.
(iv)Notwithstanding anything to the contrary in this Agreement or any other Transaction Document (including, without limitation, any Account Control Agreement), at any given time during the term of this Agreement, not all Collections in any Collection Account will be attributable to the proceeds of Purchased Receivables and the Purchaser hereby agrees that, to the extent any Collections in any Collection Account related to Receivables that are determined and agreed to by the Purchaser as not being Purchased Receivables (any such unpurchased Receivables, hereafter referred to as “Unsold Receivables”), the Purchaser hereby agrees to release any interest it may have (if any) in such Unsold Receivables. In accordance with the foregoing, if any Collections or proceeds of any Unsold Receivables are in any Collection Account, the applicable Seller shall, prior to the delivery of a notice of activation of control of such Collection Account by the Purchaser to the applicable account bank, be permitted to transfer such Collections or proceeds to any other account of such Seller or the Company (and after any such transfer, such Seller shall, upon the request of the Purchaser, provide such information as is reasonably requested by the Purchaser to demonstrate that such Collections or proceeds relate to Unsold Receivables).

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(e)Conditions Precedent. Subject at all times to Section 1(b), each purchase of Offered Receivables described in a Purchase Request accepted by the Purchaser is subject to the satisfaction of the following conditions prior to the proposed Purchase Date, all to the satisfaction of the Purchaser, and the submission of each Purchase Request shall constitute a representation and warranty by the applicable Seller that each of the following conditions have been satisfied on or prior to the proposed Purchase Date:
(i)the Purchaser shall have received (A) a Purchase Request with respect to the Offered Receivables at least three (3) Business Days prior to any such purchase, (B) all invoices issued to the Account Debtor that is an obligor on any such Offered Receivables and the related Contracts for such Offered Receivables, and (C) such additional supporting documentation with respect to such Offered Receivables that the Purchaser may have reasonably requested;
(ii)such Seller’s representations and warranties made under the Transaction Documents shall be true and correct on such Purchase Date;
(iii)such Seller is in compliance with all of its covenants under the Transaction Documents, including in its capacity as a Servicer hereunder;
(iv)no Repurchase Event exists on such Purchase Date, unless such Seller has repurchased and paid (or is paying on such proposed Purchase Date) the full amount of the Repurchase Price for the affected Purchased Receivables pursuant to the terms of Section 5 or such repurchase or other payment is being effectuated on such proposed Purchase Date by payment in cash or by setoff by the Purchaser against the Purchase Price for the Offered Receivables;
(v)following the sale and purchase of the Offered Receivables set forth in the related Purchase Request (whether as whole Receivables or as Participation Interests), (A) the Outstanding Purchase Price will not exceed the Program Limit and (B) the Outstanding Purchase Price with respect to the Purchased Receivables payable by any Account Debtor will not exceed the Account Debtor Credit Limit for such Account Debtor;
(vi)no Insolvency Event shall have occurred and be continuing with respect to any Account Debtor obligated on the Offered Receivables described in such Purchase Request, and no Insolvency Event with respect to any Seller or Servicer shall have occurred and be continuing; and
(vii)with respect to the Initial Purchase Date, the conditions precedent set forth in Annex B hereto shall have been satisfied on or prior to the Initial Purchase Date.
(f)Term. This Agreement shall continue in effect from the date hereof until the later of (i) the date on which the Uncommitted Facility has expired or been terminated and (ii) the Final Collection Date. For the avoidance of doubt, any purchase of Receivables hereunder shall be at the Purchaser’s sole and absolute discretion, notwithstanding the term of this Agreement contemplated in this Section 1(f). No termination of this Agreement shall affect those provisions hereof that are expressed or intended to survive termination hereof.

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(g)Additional Sellers. The Company may request that any Subsidiary of the Company become an Additional Seller hereunder (a “Proposed Seller”); provided that the following conditions shall be satisfied on or prior to the date of such Proposed Seller becoming an Additional Seller hereunder:
(i)the Company shall have given the Purchaser at least twenty (20) Business Days prior written notice of such proposed addition and the identity of the Proposed Seller and shall have provided such information with respect to the Receivables or business of such Proposed Seller as the Purchaser shall have reasonably requested;
(ii)the Purchaser shall have provided its prior written consent to such Proposed Seller becoming an Additional Seller hereunder;
(iii)such Proposed Seller, each Seller and each Servicer shall have executed and delivered to the Purchaser a Seller Joinder Agreement; and
(iv)such Proposed Seller has delivered to the Purchaser such additional documents and information (including corporate organizational documents, officer’s certificates, corporate resolutions and tax, UCC, lien, judgment and similar searches), opinions of counsel and/or financing statements that the Purchaser shall reasonably request at such time (including opinions with respect to general corporate, enforceability, no conflict with law or material agreements, UCC and true sale or true participation matters).
(h)Unavailability and/or Replacement of Benchmark.
(i)Each Seller understands and acknowledges that Term SOFR Reference Rate could in the future be discontinued or become the subject of regulatory reform. In the event the Term SOFR Reference Rate cannot be ascertained for the relevant Discount Period in the manner described in the definition of “Term SOFR” hereunder, the Discount Margin shall be the “all-in” rate offered by the Purchaser and accepted by the applicable Seller at the time of the relevant Purchase Request.
(ii)If a Term SOFR Cessation Event has occurred, then the Purchaser and the Sellers shall endeavor to establish an alternate rate of interest to the Term SOFR Rate that gives due consideration to the then prevailing market convention at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Credit Spread); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Until an alternate rate of interest is determined in accordance with this clause (ii), the Discount Margin shall be the “all-in” rate offered by the Purchaser and accepted by the applicable Seller at the time of the relevant Purchase Request.
(iii)The Purchaser may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definitions herein, in each

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case pursuant to the terms of this Agreement, and shall have no liability to any Seller or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any calculation or any error in any such calculation of any such rate (or component thereof) provided by any such information source or service.
2.Collection and Servicing of Receivables.
(a)Appointment of Servicers. The Purchaser hereby appoints each Seller as its servicer and agent (in such capacity, a “Servicer”) for the administration and servicing of all Purchased Receivables, and each Seller hereby accepts such appointment and agrees to assume the duties and administration and servicing obligations as Servicer, and perform all necessary and appropriate commercial collection activities in arranging the timely payment of amounts due and owing by any Account Debtor all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, including diligently and faithfully performing all servicing and collection actions (including, if necessary, acting as party of record in foreign jurisdictions); provided, however, that such appointment as Servicer shall not release any Seller from any of its duties, responsibilities, liabilities and obligations resulting from or arising under the Transaction Documents. In connection with its servicing obligations, each Servicer will, and will ensure that it and each Seller will, perform its respective obligations and exercise its respective rights under the Contracts related to the Purchased Receivables with the same care and applying the same policies as it applies to its own Receivables generally and would exercise and apply if it owned the Purchased Receivables and act in the Purchaser’s commercially reasonable interests to maximize collections. Each Seller shall perform the obligations of Servicer with respect to the Purchased Receivables without compensation other than the payment of the Purchase Price for the Purchased Receivables. No separate fee is expressly provided for herein for payment to any Servicer on account of such Servicer’s services required hereunder, as the services performed by such Servicer hereunder are in partial consideration of the Purchase Price for the Purchased Receivables.
(b)Replacement of Servicers. The Purchaser may upon two Business Days prior written notice to a Servicer, at any time after the occurrence and during the continuance of a Servicer Replacement Event with respect to such Servicer, replace each Servicer (which replacement may be made through the outplacement to a Person of all back office duties, including billing, collection and processing responsibilities, and access to all personnel, hardware and software utilized in connection with such responsibilities); provided that the termination of each Servicer shall be automatic in the case of an Insolvency Event with respect to any Servicer. The Sellers shall promptly reimburse the Purchaser for all out-of-pocket expenses incurred by the Purchaser in connection with such replacement.
(c)Collection Accounts and Account Debtor Instructions. Each Seller and Servicer hereby agree (i) to instruct each Account Debtor to make all payments made by such Account Debtor on account of Purchased Receivables directly to the applicable Collection Account, and to take any and all actions necessary (including those reasonably requested by the Purchaser) to ensure that all Collections on account of the Purchased Receivables are wired directly from each

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Account Debtor to the applicable Collection Account, without adjustment, setoff or deduction of any kind or nature, except as required by law (and in each such case subject to tax, increased costs and other indemnities and gross ups described herein) and (ii) not to change such payment instructions while any Purchased Receivable remains outstanding without the prior written consent of the Purchaser. The Collection Accounts may contain funds other than the proceeds of Purchased Receivables; provided that adequate records are created and maintained to identify clearly the funds in the Collection Accounts that relate to the Purchased Receivables; and provided, further, that no Collection Account shall at any time be subject to any charge, pledge, lien, security interest, encumbrance, adverse claim or control of or by any third party (other than the Purchaser). Proceeds and Collections on Receivables that are identified and determined (to the reasonable satisfaction of the Purchaser to relate specifically to Unsold Receivables in accordance with Section 1(d)(iv) above, may, prior to a Servicer Replacement Event, be transferred by the Servicer to an account of the Company other than a Collection Account. If any Seller or Servicer receives a misdirected payment of a Receivable from any Account Debtor, such Seller or Servicer will promptly notify the Purchaser and immediately (and in any event within two (2) Business Days of obtaining knowledge of the receipt and within three (3) Business Days of receipt of such misdirected payment) remit the funds to the applicable Collection Account. Until remitted, the applicable Seller or Servicer will hold such funds in trust as the Purchaser’s exclusive property and safeguard such funds for the benefit of the Purchaser.
(d)Purchaser Account. Each Seller and Servicer agree to (i) deposit in the Purchaser Account all Collections received by such Seller or Servicer with respect to Purchased Receivables (whether such amounts were received by Seller or Servicer in a Collection Account, directly or otherwise), or in the case of a Participation Interest, an amount equal to the Purchase Percentage multiplied by such Collections, without adjustment, setoff or deduction of any kind or nature as promptly as possible and in any event within two (2) Business Days of receipt thereof, and (ii) to take any and all other reasonable actions, including reasonable actions requested by the Purchaser, to ensure that all amounts owing under the Purchased Receivables will be deposited in the Purchaser Account in a timely manner. No Collections shall be deemed received by the Purchaser for purposes of this Agreement until funds are credited to the Purchaser Account as immediately available funds or otherwise actually received by the Purchaser. Prior to being deposited into the Purchaser Account, funds received by a Seller or Servicer in respect of any Purchased Receivables remain, nevertheless, the exclusive property of the Purchaser, and each Seller and Servicer shall be deemed to be holding such funds in trust (and hereby agree to hold such funds in trust) for the exclusive use and benefit of the Purchaser. Neither the Servicer nor any Seller shall, directly or indirectly, utilize such funds for its own purposes, and shall not have any right to pledge such funds as collateral for any obligations of such Servicer or Seller or any other Person.
(e)Reconciliation of Collections. Each Seller and Servicer shall maintain the ability to identify, within three (3) Business Days, any amounts deposited into the Collection Accounts that do not represent payments on account of the Purchased Receivables. Pursuant to its servicing obligations under this Section 2, each Servicer shall be responsible for identifying, matching and reconciling any payments received in the Collection Account, Dilutions and Disputes with the Receivable associated with such payment. On each Reconciliation Date, each

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Servicer shall provide to the Purchaser a full reconciliation (a “Reconciliation Report”), in form and substance satisfactory to the Purchaser, of all such payments deposited into the Collection Account since the delivery of the immediately preceding Reconciliation Report delivered to the Purchaser, together with the number of days outstanding of all Purchased Receivables having Collections deposited in the Collection Accounts and adjustments (including Dilution amounts and amounts subject to a Dispute, if any, with respect to the Purchased Receivables).
(f)Disputes, Dilutions and Repurchase Events. Each Seller and Servicer shall promptly provide the Purchaser written notice of the occurrence of any Dispute, Dilution or Repurchase Event with respect to any Purchased Receivable, in each case, in which it has or reasonably should have knowledge or has notice of, including reasonable detail with respect thereto, together with such information as the Purchaser reasonably requests with respect thereto.
(g)Rights of Purchaser. As owner of the Purchased Receivables, the Purchaser shall have no obligation to account for, to replace, to substitute, or to return any Purchased Receivables or Collections thereon to any Seller other than Purchased Receivables for which the Repurchase Price has been paid to the Purchaser in accordance with the terms hereof. Without limiting the foregoing, the Purchaser shall have the sole right to retain any gains or profits created by buying, selling or holding the Purchased Receivables. Each Seller and Servicer hereby acknowledges the right of the Purchaser, as owner of the Purchased Receivables and, authorizes the Purchaser, its designees and any successor Servicer, to take any and all steps in such Seller’s or Servicer’s name or on behalf of such Seller or Servicer necessary or desirable, in the Purchaser’s determination, to collect all amounts due under any and all Purchased Receivables, including (i) endorsing such Seller’s or Servicer’s name on checks and other instruments representing Collections on the Purchased Receivables, (ii) enforcing such Purchased Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment, and (iii) notifying Account Debtors of the Purchaser’s ownership interest and security interest in the Purchased Receivables. In furtherance of the foregoing, each Seller and Servicer agree to facilitate direct contact between such Account Debtor and the Purchaser (x) following the termination of such Seller as a Servicer upon the occurrence of a Servicer Replacement Event or (y) upon non-payment by the applicable Account Debtor on any Purchased Receivable. Upon the Purchaser’s request, each Servicer will exercise commercially reasonable efforts to assist the Purchaser in any of its efforts, in accordance with the exercise of rights set forth in this Agreement, to enforce or collect upon the Purchased Receivables, including in any insolvency proceeding with respect to any Account Debtor. Notwithstanding the present and current right of the Purchaser to act as described above, the Purchaser agrees not to notify Account Debtors (as described in clause (iii) above), until the earlier of (x) the termination of such Seller as a Servicer upon the occurrence of a Servicer Replacement Event or (y) two (2) Business Days following non-payment by the applicable Account Debtor on any Purchased Receivable.
(h)Power of Attorney. In accordance with the foregoing (and without limiting any Seller’s or Servicer’s duties under the Transaction Documents), each Seller and Servicer hereby grants to the Purchaser, a power of attorney, with full power of substitution, coupled with an interest, and hereby authorizes and empowers the Purchaser in the name of and on behalf of such Seller or Servicer, to take such

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actions, and execute and deliver such documents, as the Purchaser deems necessary or advisable in connection with the servicing, collection, protection and enforcement of any Purchased Receivable.
3.Representations and Warranties. Each Seller (in its capacity as Seller and as Servicer) hereby represents and warrants to the Purchaser on the date hereof, and shall be deemed to represent and warrant on the date of each Purchase Request, on each Purchase Date (including the Initial Purchase Date) and on each Reconciliation Date as follows:
(a)Due Organization. It is duly formed, incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
(b)Due Execution; Enforceability. Each Transaction Document has been duly executed and delivered by such Seller. Each Transaction Document constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).
(c)No Conflict. The execution, delivery and performance by such Seller of each Transaction Document (i) are within its corporate or other organizational powers, (ii) have been duly authorized by all necessary corporate or other organizational action, and (iii) do not contravene (A) its organizational documents, (B) any law, rule or regulation applicable to such Seller, (C) any contractual restriction binding on or affecting such Seller or its property with respect to any material credit, financing, equity or similar agreement, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller or its property, except, in the case of clauses (A), (B) and (D) to the extent such contravention would not reasonably be expected to have a Material Adverse Effect.
(d)Authorizations; Filings. No authorization or approval or other action by, and no notice to or filing with, any governmental authority is required for the due execution, delivery and performance by each Seller of any Transaction Document except for the filing of any UCC financing statements as may be necessary to perfect the sale of Purchased Receivables hereunder.
(e)No Proceedings. There is no pending or, to its knowledge, threatened in writing, action, proceeding, investigation or injunction, writ or restraining order affecting any Seller before any court, governmental authority or arbitrator that, if determined adversely, would reasonably be expected to have a Material Adverse Effect and no Seller is currently the subject of, and has no present intention of taking any action to commence, an Insolvency Event with respect to itself.
(f)No Insolvency. It is not subject to any Insolvency Event.
(g)Location of Organization. It has not changed the location of its jurisdiction of incorporation or organization in the last five years.

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(h)Tax and ERISA Matters. It has filed all material tax returns and reports required by applicable law to have been filed by it and has paid all material taxes, assessments and governmental charges thereby shown to be owing by it, other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established. Each Seller’s assets are free and clear of any liens in favor of the Internal Revenue Service, any employee benefit plan or the PBGC other than inchoate tax liens resulting from an assessment of such Seller.
(i)Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
(i)None of such Seller, any of its Subsidiaries or any director, or officer, of any Seller or any of its Subsidiaries or, to the knowledge of such Seller, their respective employees or agents, or any Account Debtor, is an individual or entity that is, or is owned or controlled by Persons that are (A) the subject of Sanctions, or (B) located, organized or resident in a Sanctioned Country.
(ii)Each of such Seller, its Subsidiaries and their respective officers, or directors is, and to the knowledge of such Seller each of their respective employees and agents is, in compliance with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws.
(iii)None of such Seller, any of its Subsidiaries or any director, or officer of any Seller or any of its Subsidiaries, or to the knowledge of such Seller, any of their respective employees or agents is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of Anti-Corruption Laws or Anti-Money Laundering Laws.
(iv)There is no action, suit or proceeding by or before any court or governmental agency, authority or body involving such Seller, any of its Subsidiaries or any director or officer of such Seller, or any of its Subsidiaries, or to its knowledge any of their respective employees or agents with respect to Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws or is pending or, to the knowledge of such Seller, threatened.
(v)It (or its parent company) has implemented and maintains in effect policies and procedures designed to ensure compliance by such Seller, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(j)Material Adverse Change. No Material Adverse Effect with respect to any Seller has occurred since the Company’s latest fiscal year end, for which the Company has delivered to the Purchaser the financial statements pursuant to Section 4(b)(ii).
(k)Accuracy of Information. All information, exhibits, financial statements, documents, books, records or other reports furnished or to be furnished at any time by or on behalf of such Seller to the Purchaser in connection with the Transaction Documents is or will be complete and accurate in all material respects as of its date or as of the date so furnished, and does not and will not omit to state

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a material fact necessary in order to make the information contained therein, taken as a whole, in light of the circumstances under which they were made, not misleading in any material respect as of the date when made or deemed made.
(l)Receivables Representations.
(i)Each Purchase Request includes, in respect of each Offered Receivable, a true and correct statement of the Account Debtor’s name, the purchase order numbers, the invoice numbers, the Net Receivables Balance due in respect thereof, the Due Date and the Expected Payment Date, in each case, for each such Offered Receivable. All information contained in each Purchase Request is accurate in all material respects. Each invoice submitted by a Seller is accurate in all respects as of the date of such invoice, and does not and will not omit to state a fact necessary in order to make the information contained therein, taken as a whole, in light of the circumstances under which they were made, not misleading in any material respect as of the date when made or deemed made.
(ii)Each Offered Receivable listed in a Purchase Request is an Eligible Receivable.
(iii)Such Seller is the legal and beneficial owner of each relevant Offered Receivable free and clear of any lien, encumbrance, charge, adverse claim or security interest and, upon the purchase of a Purchased Receivable, the Purchaser shall acquire full and valid ownership of such Purchased Receivable.
(iv)The Purchase Price for each Purchased Receivable represents the fair value of such Purchased Receivable plus the fair value of servicing such Purchased Receivable pursuant to the requirements of Section 2.
(v) No UCC financing statement or other instrument or charge similar in effect covering any Purchased Receivable is on file in any filing or recording office, except those filed in favor of the Purchaser relating to this Agreement, and no competing notice of assignment or payment instruction or other notice inconsistent with the transactions contemplated by the Transaction Documents is in effect with respect to any Account Debtor.
(vi)Such Seller is in compliance in all material respects with the Contracts relating to the Purchased Receivables, and the Purchased Receivables and the Contracts related thereto are not subject to any Dispute, Dilution or any other offset, counterclaim or defense, whether arising out of the transactions contemplated by the Transaction Documents or independently thereof.
(vii)Such Seller shall treat each sale of Purchased Receivables hereunder as a sale for federal and state income tax, reporting and accounting purposes.
(viii)No Repurchase Event has occurred and is continuing with respect to any Purchased Receivable (unless such Purchased Receivable has been repurchased pursuant to Section 5) and no Servicer Replacement Event has occurred.

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4.Covenants. From the date hereof until the Final Collection Date, each Seller (in its capacity as Seller and as Servicer) hereby covenants and agrees as follows:
(a)Notices. It shall promptly (but in no event later than two (2) Business Days following actual knowledge or receipt of notice thereof) deliver a reasonably detailed written notice to the Purchaser of (i) any Dispute asserted or threatened in respect of a Purchased Receivable, (ii) any breach by the applicable Seller or the applicable Account Debtor of the Contract which could reasonably be expected to give rise to such Account Debtor failing to pay all or any portion of any Purchased Receivable or give rise to any Dispute, (iii) any Insolvency Event with respect to any Account Debtor, (iv) it becoming illegal for an Account Debtor to pay all or any portion of any Purchased Receivable because of the imposition of any prohibition or restriction on such payments, (v) any lien, charge, adverse claim, discount, encumbrance or security interest asserted against a Purchased Receivable, (vi) any other event or matter that could reasonably be expected to result in a Material Adverse Effect, (vii) any Purchased Receivable not being an Eligible Receivable on the related Purchase Date therefor, (viii) any Dilution with respect to any Purchased Receivable, or (ix) any circumstance in connection with an Offered Receivable that may relate to tax evasion or any violation of Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions.
(b)Reporting Requirements. It shall provide to the Purchaser, without duplication:
(i)as soon as available and in any event within forty-five (45) days after the end the first three fiscal quarters of each fiscal year, consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter and consolidated statements of income, cash flows and retained earnings of the Company and its Subsidiaries for the period commencing at the beginning of the current fiscal year and ending with the end of such quarter;
(ii)as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company (or, so long as the Company is subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), a copy of the audited consolidated financial statements (together with explanatory notes thereon) and the auditor’s report letter for such year for the Company and its Subsidiaries, containing financial statements for such year audited by an independent public accountant of recognized standing acceptable to the Purchaser;
(iii)promptly after the sending of or filing thereof, if any, copies of all reports and registration statements that the Company or any Seller files with the Securities and Exchange Commission or any national securities exchange and official statements that the Company or such Seller files with respect to the issuance of tax-exempt indebtedness;
(iv)at least thirty (30) days’ prior to any change in a Seller’s name, a notice setting forth the new name and the proposed effective date thereof; and
(v)on each Reconciliation Date, a Reconciliation Report;

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(vi)provided, that no such delivery under clauses (i) through (iii) of this Section 4(b) shall be required hereunder with respect to any of the foregoing to the extent that the same has been delivered under the Credit Agreement, but solely to the extent that the Purchaser is a party to the Credit Agreement.
(c)Contracts; Purchased Receivables. It shall, at its expense, timely and fully perform in all material respects all the terms, covenants and other provisions required to be performed by it under the Contracts related to the Purchased Receivables, and shall require the applicable Account Debtor to timely and fully perform and comply in all material respects with all terms, covenants and provisions required to be performed by such Account Debtor under the Contracts related to the Purchased Receivables. At its expense, it shall and shall require the applicable Account Debtor, to keep each Purchased Receivable in full force and effect as a valid and binding obligation of such Account Debtor, enforceable in accordance with its terms, subject, as to enforcement of such Account Debtor’s payment obligation, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights. It shall promptly (and in any event within five (5) Business Days following actual knowledge or receipt of notice thereof) inform the Purchaser of any material breach or default (subject to any applicable grace periods set forth in such Contract) by such Seller or any Account Debtor of any of the terms of any Contract which has not been cured.
(d)Compliance with Law. It shall comply with all applicable laws, rules, regulations and orders and all indentures, agreements and other instruments binding upon it or its property, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
(e)Corporate Existence; Jurisdiction of Incorporation; Principal Office. It will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and will keep its state of organization in the state where it is organized as of the date hereof and principal place of business and chief executive office and the office where it keeps its records concerning the Receivables at the address set forth on Schedule III hereof or, upon thirty (30) days’ prior written notice to the Purchaser, at any other location in jurisdictions where all actions reasonably requested by the Purchaser or otherwise necessary to protect, perfect and maintain Purchaser’s ownership interest and security interest in the Purchased Receivables have been taken and completed by such Seller.
(f)Books and Records. It will maintain accurate books and accounts with respect to the Purchased Receivables and shall make a notation on its books and records, including any computer files, to indicate which Receivables have been sold to the Purchaser. It shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Purchased Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Purchased Receivables (including records adequate to permit the daily identification of each Purchased Receivable and all Collections of and adjustments to each existing Purchased Receivable).

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(g)Sales, Liens and Debt. It shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any lien, charge, encumbrance, adverse claim or security interest upon or with respect to, the Purchased Receivables or upon or with respect to any deposit or other account to which any Collections of any Purchased Receivables are sent (including the Collection Accounts), or assign any right to receive income in respect thereof, except the interests in favor of the Purchaser granted under the Transaction Documents.
(h)Extension or Amendment of Purchased Receivables. It shall not amend or extend the payment terms under any Purchased Receivables or otherwise waive or permit or agree to any deviation from the terms or conditions of any Purchased Receivable (whether with the Account Debtor, any creditor of such Seller, any creditor of the Account Debtor or otherwise), in each case, without the prior written consent of the Purchaser.
(i)Audits and Visits. It will, at any time and from time to time during regular business hours as requested by the Purchaser, permit the Purchaser, or its agents or representatives, upon reasonable notice, (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in such Seller’s possession or under its control relating to Purchased Receivables including the related Contracts and historical payment performance with respect to the Purchased Receivables and related Account Debtors for the past three years, and (ii) to visit its offices and properties for the purpose of examining and auditing such materials described in clause (i) above, and to discuss matters relating to the Purchased Receivables or its performance under the Transaction Documents or under the related Contracts with any of its officers or employees having knowledge of such matters (an “Audit”); provided that, unless a Servicer Replacement Event has occurred or there has been a material breach or default of any Seller’s obligations under the Transaction Documents, only one such Audit in any calendar year shall be at such Seller’s expense.
(j)Accounting Treatment. It will make or cause all disclosures made as required by applicable law, rule or regulation with respect to the sale of the Offered Receivables to the Purchaser and account for such sale in accordance with Generally Accepted Accounting Principles or International Financial Reporting Standards, as applicable, then in effect.
(k)Further Assurances. It will, at its expense, promptly execute and deliver all further instruments and documents, and take all further action and provide all further notices that the Purchaser may reasonably request, from time to time, in order to perfect, protect or more fully evidence the full and complete ownership interest and security interest in the Purchased Receivables, or to enable the Purchaser to exercise or enforce the rights of the Purchaser under the Transaction Documents or under the Purchased Receivables.
(l)Taxes. It will pay any and all federal, state and other material taxes (excluding the Purchaser’s income, gross receipts, franchise, doing business or similar taxes) relating to the transactions contemplated by the Transaction Documents, including the sale of each Purchased Receivable; except for those taxes that such Seller is contesting in good faith and for which adequate reserves have been taken.

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(m)No Adverse Act or Omission. It will refrain from any act or omission which could reasonably be expected to prejudice or limit the Purchaser’s rights under any of the Purchased Receivables or the Transaction Documents.
(n)Use of Proceeds. No proceeds of any purchase will be used (i) for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board, or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
(o)No Merger. It shall not merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure without the prior written consent of the Purchaser, except that, with thirty (30) days prior written notice to the Purchaser any Person may merge into or consolidated with a Seller in a transaction in which such Seller is the surviving entity.
(p)Use of Site. It shall comply in all material respects with the terms and conditions of the License Agreement relating to such Seller’s use of the Site.
(q)Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.
(i)No proceeds from any purchase of Purchased Receivables will be, directly or, to its knowledge, indirectly, (A) used or (B) loaned, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person, in any case, (x) to fund any activities or business of or with any Sanctioned Person, or (y) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in any purchase of Purchased Receivables, whether as underwriter, advisor, investor or otherwise).
(ii)It and its Subsidiaries will implement and maintain in effect policies and procedures to ensure compliance by such Seller and its Subsidiaries and their respective directors, officers, employees and agents, with all Sanctions requirements, Anti-Corruption Laws and Anti-Money Laundering Laws.
5.Repurchase Events. If a Repurchase Event with respect to any Purchased Receivable occurs and is continuing, then the applicable Seller shall, within three (3) Business Days of such occurrence (the “Repurchase Date”) repurchase such Purchased Receivable, provided, that if the Repurchase Event is a deemed Dispute, the Repurchase Date shall be the date on which such Purchased Receivable is 30 days past due in the absence of any Insolvency Event with respect to the Account Debtor. The Repurchase Price for such Purchased Receivable and all other amounts due under the Transaction Documents with respect to such Purchased Receivable shall be paid to the Purchaser Account in immediately available funds on the Repurchase Date. Upon payment in full of the Repurchase Price for the Purchased Receivable and all amounts due under the Transaction Documents with respect to such Purchased Receivable, such Purchased Receivable shall be repurchased by the applicable Seller from the Purchaser or, in the case of any Participation Interest, such Participation Interest shall be terminated, in each case, without recourse to or warranty by the Purchaser. Upon repurchase by the applicable Seller, such Seller shall have all right, title and interest in and to such repurchased Purchased Receivable. Each Seller agrees that the Purchaser may set off any

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amounts which may be payable by the Purchaser to such Seller against any unpaid obligation of such Seller under this Section 5.
6.Indemnification; Taxes; Payments; Expenses.
(a)Indemnification. Each Seller and Servicer hereby jointly and severally agrees to indemnify the Purchaser (together with its officers, directors, agents, representatives and employees, each an “Indemnified Party”) from and against any and all claims, losses and liabilities, including reasonable attorneys’ fees (collectively, the “Indemnified Amounts”) arising out of or resulting from any of the following: (i) the sale to the Purchaser of any Receivable which purports to be a Purchased Receivable as to which the representations and warranties made in any Transaction Document are not true and correct on the Purchase Date therefor (or if such representations and warranties specifically refer to an earlier date, as to which such representations and warranties are not true and correct as of such earlier date); (ii) any representation or warranty made or deemed made by any Seller or Servicer (or any of their respective officers) under or in connection with the Transaction Documents shall have been incorrect when made; (iii) the failure by any Seller or Servicer to perform any of its covenants or other obligations under the Transaction Documents; (iv) the failure by any Seller, any Servicer or any Purchased Receivable to comply with any applicable law, rule or regulation; (v) the failure to vest in the Purchaser a perfected security interest or ownership interest (as understood under the UCC or any similar law with respect to the sale and assignment of receivables in any jurisdiction applicable to any Seller) in each Purchased Receivable and the proceeds and Collections in respect thereof, free and clear of any liens, charges, adverse claims, security interests or encumbrances of any kind or nature whatsoever; (vi) any Dispute, Dilution or any other claim resulting from the services or merchandise related to such Purchased Receivable or the furnishing or failure to furnish such services or merchandise or relating to collection activities with respect to each such Purchased Receivable; (vii) the commingling by any Seller or Servicer of Collections at any time with other funds of any Seller, Servicer or any other Person; (viii) any failure by any Servicer to perform its duties or obligations as Servicer in accordance with the Transaction Documents or any claim brought by any Person other than an Indemnified Party arising from any Servicer’s collection activities; (ix) any products liability claim, personal injury or property damage suit, environmental liability claim or any other claim or action by a party of whatever sort, whether in tort, contract or any other legal theory, arising out of or in connection with the goods or services that are the subject of any Purchased Receivable with respect thereto; (x) losses for which the Purchaser has recourse against the Sellers and Servicers as expressly provided in Section 1(d), Section 5 and Section 6; or (xi) the Transaction Documents and the transactions contemplated thereby and the purchases of the Purchased Receivables by the Purchaser pursuant to the terms hereof, including any suit, demand, claim or other dispute arising out of each Seller’s and Servicer’s use of the Site in a manner not expressly contemplated under the Transaction Documents or the License Agreement. The foregoing indemnification shall not apply in the case of any Indemnified Amounts to the extent (A) resulting from the gross negligence or willful misconduct of the applicable Indemnified Party seeking such indemnification, as determined in a final non-appealable judgment by a court of competent jurisdiction, (B) an Insolvency Event with respect to the applicable Account Debtor, except as expressly provided in Section 1(d), Section 5 and Section 6, (C) such Indemnified Amounts are recovered by the Purchaser through payment of the Repurchase Price and (D)they are found by a final, non-appealable

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judgment of a court of competent jurisdiction to have not resulted from (x) any indemnified event described above, or (y) an act or omission by the Seller, Servicer, or the Company or any of their affiliates, but instead are solely the result of a disagreement between Indemnified Parties and have been brought by an Indemnified Party against any other Indemnified Party.
(b)Tax Indemnification. All payments on the Purchased Receivables from the Account Debtors will be made free and clear of any present or future taxes, withholdings or other deductions whatsoever. Each Seller will, jointly and severally, indemnify the Purchaser for any such taxes, withholdings or deductions as well as any stamp duty or any similar tax or duty on documents or the transfer of title to property arising in the context of the Transaction Documents which has not been paid by a Seller. Further, each Seller shall pay, and indemnify and hold the Purchaser harmless from and against, any taxes that may at any time be asserted in respect of the Purchased Receivables (including any sales, occupational, excise, gross receipts, personal property, privilege or license taxes, or withholdings, but not including taxes imposed upon the Purchaser with respect to its overall net income in the jurisdiction under the laws of which the Purchaser is organized) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by a Seller under the Transaction Documents or otherwise. If any such taxes are required to be paid, such Seller shall promptly pay such tax and shall promptly send evidence reasonably acceptable to the Purchaser confirming the payment of any such taxes.
(c)Increased Costs. If the Purchaser shall determine that any Regulatory Change regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Purchaser’s capital or assets or increasing the Purchaser’s amount of required liquidity as a consequence of (i) the Transaction Documents, (ii) any of the Purchaser’s obligations under the Transaction Documents or (iii) the Purchaser’s purchase or the ownership, maintenance or funding of any Purchased Receivables, to a level below that which the Purchaser would have achieved but for such Regulatory Change (taking into consideration the Purchaser’s policies with respect to capital adequacy), then, within ten (10) Business Days following written demand by the Purchaser, the Sellers shall, jointly and severally, pay to the Purchaser such additional amount or amounts as shall compensate the Purchaser for such event; provided that the Sellers shall not be required to compensate the Purchaser pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Purchaser notifies the Sellers of the Regulatory Change giving rise to such increased costs or reductions and of the Purchaser’s intention to claim compensation therefor; provided further that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to such amounts submitted to the applicable Seller by the Purchaser shall be conclusive and binding for all purposes as to the calculations therein, absent manifest error.
(d)Regulatory Indemnity. Each Seller will, jointly and severally, indemnify the Purchaser for all losses, costs, damages, claims, actions, suits, demands and liabilities suffered or incurred by or brought against the Purchaser arising out of or relating to any Compliance Action, unless such losses, costs, damages, claims, actions, suits, demands and liabilities primarily result from the gross negligence or

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willful misconduct of the Purchaser as determined in a final judgment by a court of competent jurisdiction.
(e)Setoff. Unless the applicable Seller notifies the Purchaser in writing that such Seller desires to pay on the date when due any amounts under the Transaction Documents and such Seller makes such payment to the Purchaser in immediately available funds on the date that such payment is due, such Seller hereby agrees and irrevocably authorizes the Purchaser, without further notice to such Seller, to set-off such amount against any amounts which may be payable at such time by the Purchaser to any Seller. No notification, act or consent of any nature whatsoever is required for the Purchaser to exercise such right of set-off.
(f)Payments Generally. All amounts payable by any Seller or Servicer to the Purchaser under the Transaction Documents shall be paid in immediately available funds, free and clear of all deductions, set-off or withholdings whatsoever, except as may be required by law, and shall be paid on the date such amount is due by not later than 11:00 a.m. to the Purchaser Account. If any deduction or withholding is required by law, each Seller and Servicer shall pay to the Purchaser such additional amount as necessary to ensure that the net amount actually received by the Purchaser is equal to the full amount the Purchaser should have received had no such deduction or withholding been required. All payments to be made under the Transaction Documents or in respect of a Purchased Receivable shall be paid in Dollars. Any amounts that would fall due for payment on a day other than a Business Day shall be payable on the succeeding Business Day. All amounts due under the Transaction Documents by any Seller or Servicer shall accrue interest at the Discount Margin until paid and, except as otherwise specifically provided for under the Transaction Documents, shall be payable within two (2) Business Days of demand therefor. All interest amounts calculated on a per annum basis under the Transaction Documents are calculated on the basis of a year of three hundred and sixty (360) days.
(g)Costs and Expenses. Each Seller and Servicer shall, jointly and severally, reimburse the Purchaser for all reasonable, documented and out-of-pocket costs (including reasonable attorneys’ fees and expenses) that the Purchaser incurs in connection with the preparation and negotiation of the Transaction Documents. In addition, each Seller and Servicer shall reimburse the Purchaser for all reasonable, documented and out-of-pocket costs (including reasonable attorneys’ fees and expenses) that the Purchaser incurs in connection with any amendments to the Transaction Documents, the granting of any waivers thereunder or thereunder and the administration, preservation of rights and enforcement thereof.
(h)Joint and Several Liability. Notwithstanding anything in any Transaction Document to the contrary (and whether or not any such obligation is specifically stated as being a joint and several obligation of any Servicer or any Seller), each Seller and Servicer hereby acknowledges and agrees that, where any Seller or Servicer has an obligation to perform or fulfill any duty, promise or obligation or otherwise make any repurchase, indemnity, gross up, expense reimbursement or any other payment or obligation under the Transaction Documents, each such Seller or Servicer hereby acknowledges and agrees that it will be, in all such cases, jointly and severally obligated with and on behalf of each Seller and Servicer, to pay and/or perform any such amount, obligation or term or provision.
7.Assignments and Participations.

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(a)This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto; provided, however, that no Seller nor Servicer may assign any of its rights under any Transaction Document without the prior written consent of the Purchaser.
(b)The Purchaser shall have the right, (i) without the consent of any Seller or Servicer, to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, the Purchased Receivables, and (ii) with the written consent of the Sellers and Servicers, (not to be unreasonably withheld) to sell, assign or transfer the Purchaser’s obligations, rights and benefits under any Transaction Document, provided, that no such consent of any Seller or Servicer shall be required (x) for any assignment or transfer to any credit insurance provider or (y) following the occurrence of a Servicer Replacement Event.
8.General Provisions.
(a)Notices. Unless otherwise provided under any Transaction Document, any notice, request or other communication which the Purchaser, the Sellers or the Servicers may be required or may desire to give to the other parties hereto under any provision of this Agreement or the other Transaction Documents shall be in writing and sent by electronic mail, hand delivery or first class mail, certified or registered and postage prepaid, and shall be deemed to have been given or made when transmitted with receipt confirmed in the case of electronic mail, when received if sent by hand delivery or five (5) days after deposit in the mail if mailed, and in each case addressed to the Purchaser, the applicable Seller or the applicable Servicer as set forth on Schedule III. Any party hereto may change the address to which all notices, requests and other communications are to be sent to it by giving written notice of such address change to the other parties hereto in conformity with this clause (a), but such change shall not be effective until notice of such change has been received by such other parties. Each Seller and Servicer agrees that the Purchaser may presume the authenticity, genuineness, accuracy, completeness and due execution of any email communication bearing a facsimile or scanned signature resembling a signature of an authorized Person of a Seller or Servicer without further verification or inquiry by the Purchaser. Notwithstanding the foregoing, the Purchaser, in its sole discretion, may elect not to act or rely upon such a communication and shall be entitled (but not obligated) to make inquiries or require further action by such Seller or Servicer to authenticate any such communication.
(b)Survival. All covenants, representations and warranties made under the Transaction Documents shall continue in full force and effect so long as any Purchased Receivables remain outstanding, and each Seller’s and each Servicer’s obligations to indemnify the Purchaser with respect to expenses, damages, losses, costs, liabilities and other obligations (including the obligations arising under Section 6) shall survive the termination of this Agreement and the other Transaction Documents.
(c)Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Consequential Claims.
(i)This Agreement and the other Transaction Documents shall be governed by the laws of the State of New York, without giving effect to conflict of

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law principles that would require the application of the law of any other jurisdiction.
(ii)Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in the Borough of Manhattan, New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the other Transaction Documents, or for recognition or enforcement of any judgment. Each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the other Transaction Documents in any New York State or federal court located in the Borough of Manhattan. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(iii)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT SUCH PERSON MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.
(iv)The Purchaser shall not be liable to any other party hereto or responsible for any loss of business or profits, revenue or goodwill, or any indirect or consequential, special, exemplary or punitive damages, whether arising from breach of contract or otherwise, even if informed of the possibility of those losses or damages.
(d)Final Agreement. This Agreement and the other Transaction Documents represent the final agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements with respect to such subject matter.
(e)Severability. Each provision of this Agreement and each other Transaction Document shall be severable from every other provision hereof and thereof for the purpose of determining the legal enforceability of any specific provision. In case any provision in or obligation under this Agreement and each other Transaction Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

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(f)Counterparts. This Agreement and each other Transaction Document may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or to any other Transaction Document, certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.
(g)No Waiver. No failure to exercise, nor any delay in exercising, on the part of the Purchaser, any right or remedy under this Agreement or the other Transaction Documents shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided under the Transaction Documents are cumulative and not exclusive of any other rights or remedies provided by law, including under the UCC.
(h)Patriot Act; Compliance Actions.
(i)The Purchaser hereby notifies each Seller and Servicer that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. 107-56, 115 Stat. 272 (Oct. 26, 2001)) (the “PATRIOT Act”) and solely to the extent any Seller is a “legal entity customer” under the requirements of 31 C.F.R. Sec. 1010.230 (the “Beneficial Ownership Regulation”), the Beneficial Ownership Regulation, the Purchaser is required to obtain, verify and record information that identifies each Seller and Servicer, which information includes the name, address and beneficial ownership of each Seller and Servicer and other information that will allow the Purchaser to identify such Seller and Servicer in accordance with the PATRIOT Act and the Beneficial Ownership Regulation, and each such Seller and Servicer agrees to provide such information to the extent applicable and any applicable certifications from time to time to the Purchaser.
(ii)Each Seller and Servicer acknowledges and agrees that (i) the Purchaser, its Affiliates and its service providers are required to act in accordance with the laws, rules and regulations of various jurisdictions, including those which relate to Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws, and (ii) the Purchaser may take, and may instruct its Affiliates and service providers to take, to the extent it is legally permitted to do so under the laws, rules and regulations of its jurisdiction, any action (a “Compliance Action”) which it, in its sole discretion, considers appropriate to act in accordance with Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws in any applicable jurisdiction. Such

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Compliance Action may include the interception and investigation of any payment, communication or instruction, the making of further inquiries as to whether a Person is subject to any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, and the refusal to process any transaction or instruction that does not conform with Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.
(i)Confidentiality. Each party hereto agrees to maintain the confidentiality of any Confidential Information of the other parties hereto and shall not disclose such Confidential Information to any third party except as set forth in this Agreement or the other Transaction Documents. A party may disclose Confidential Information, without the consent of the other party, (i) to any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) to governmental authorities with appropriate jurisdiction (including filings required or deemed advisable under applicable securities laws), (iii) to any Person to whom the Purchaser may sell or assign (including as a participation interest) all or any part of its rights under the Transaction Documents as may be expressly permitted by the terms hereof, and (iv) if such party is requested or becomes legally compelled (by applicable law, rule, regulation, oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information. This Section 8(i) shall survive the termination of this Agreement and the other Transaction Documents.
(j)No Reliance. Each Seller and Servicer acknowledges and agrees that it is a sophisticated party in relation to this Agreement and the other Transaction Documents and that it has taken independent legal and accounting advice in relation to the accounting treatment to be applied to the Transaction Documents. Each Seller and Servicer acknowledges and agrees that it has not relied on any representation of the Purchaser in this regard.
(k)Amendments. No provision of this Agreement may be amended or waived except by a writing signed by the parties hereto.
9.Site Terms and Conditions
(a)License Agreement; Successor Site
(i)Each Seller acknowledges and agrees that by signing this Agreement, it is bound by and will comply in all material respects with the terms of the License Agreement.
(ii)The Purchaser may from time to time elect (in its sole discretion) to replace the current Site with an alternative Site for the transactions contemplated herein. The Purchaser shall give each Seller reasonable prior notice of any such amendment, supplement or replacement. The Purchaser may make a Seller’s ability to use any replacement Site conditional on such Seller’s execution of a License Agreement for the replacement Site. If a Seller does not wish to accept any amendment, supplement or replacement of the License Agreement, it must notify the Purchaser of such decision before the effective date of such changes and may not use the Site after such effective date. If, after the effective date of

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any such changes, a Seller makes any new Purchase Requests via the Site, it shall be deemed to have accepted such changes.
(iii)In the event the License Agreement is viewed on a website, a Seller may accept the terms of the Site either by clicking on an “I Accept” button, other internet-based banner consent, or similar interface.
(iv)Following a Seller’s election to use the Site, such Seller and the Purchaser shall perform under this Agreement using non-Site mechanisms (e.g., email) only during a Site Unavailability Period pursuant to clause (b) below. Upon operation of the Site for its intended purpose, each Seller and the Purchaser agree that the Site will be the exclusive portal for the functions included in the Site, and the Purchaser will no longer support manual processing of Purchase Requests except during a Site Unavailability Period.
(b)Site Unavailability Period.
(i)During the effectiveness of the Uncommitted Facility, in the event that the Purchaser determines the Site is unavailable for any reason (the “Site Unavailability Period”), each Seller may continue to offer Offered Receivables for purchase by the Purchaser pursuant to the provisions set forth in this Section 9(b). Except as expressly provided herein, the Transaction Documents and the terms and conditions set forth therein shall be equally applicable to sales and purchases of Receivables during the Site Unavailability Period utilizing the terms set forth in this Section 9(b) and not fully utilizing the Site in the manner otherwise contemplated in the Transaction Documents.
(ii)During a Site Unavailability Period, each Seller may submit to the Purchaser a written request substantially in the form of Annex D attached hereto (a “Request”) that the Purchaser purchase from such Seller the Offered Receivables described in such Request, and the Purchaser may, in its sole discretion, elect to accept or reject such Request. Such Request shall include all information that would otherwise have been submitted by the applicable Seller to the Purchaser through the Site. Each Request shall constitute a “Purchase Request” for all purposes of the Transaction Documents. The Purchase Price shall be calculated in the Request. The Purchaser shall confirm the acceptance of a purchase and payment of the Purchase Price to the applicable Seller via email.
(iii)During a Site Unavailability Period, communications (including Requests) with respect to the sale and purchase of Receivables and reconciliations of Collections shall be conducted via email communication (including Excel files and PDF file attachments thereto), all in form and substance satisfactory to the Purchaser. Any changes in Account Debtor Credit Limits, Buffer Days or Credit Spread with respect to a Receivable during the Site Unavailability Period shall be communicated by the Purchaser pursuant to this clause (iii).
(c)Purchaser Liability. Notwithstanding anything to the contrary contained in this Section 9, in no event shall the Purchaser be liable (no matter what the cause of action) for any damages of any kind pursuant to or in connection with any Seller’s

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use of the Site, except to the extent primarily resulting from the Purchaser’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, in no event shall the Purchaser be liable for any damages of any kind (no matter what the cause of action) that are caused by or result from the use of unsecure electronic mail (by any Seller, any Servicer or the Purchaser), use of the internet or computer viruses, bombs, worms, Trojan horses or other malicious code (no matter who introduces them), except, in each case, to the extent primarily resulting from the Purchaser’s gross negligence or willful misconduct.
10.Appointment of Seller Representative.
Each Seller (in its capacity as Seller and as Servicer) hereby irrevocably appoints the Company as the agent and attorney-in-fact for all Sellers (the “Seller Representative”), which appointment shall remain in full force and effect until the Seller Representative shall have received prior written notice signed by each Seller (other than the Seller Representative) that such appointment has been revoked and another Seller has been appointed as Seller Representative. The Company hereby accepts such appointment as the Seller Representative. Each Seller hereby irrevocably appoints and authorizes the Seller Representative to: (a) submit Purchase Requests, provide Reconciliation Reports, provide and receive all notices, requests, elections, acknowledgments, agreements and consents hereunder or under any of the other Transaction Documents and (b) take all other actions (including in respect of compliance with covenants) on behalf of any Seller or the Sellers under this Agreement and the other Transaction Documents which the Seller Representative deems appropriate and to exercise powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Transaction Documents. Each Seller agrees that each notice, request, election, representation and warranty, covenant, acknowledgement, agreement, consent and undertaking made on its behalf by the Seller Representative shall be deemed for all purposes to have been made by such Seller and shall be binding upon and enforceable against such Seller to the same extent as if the same had been made directly by such Seller. It is understood that the appointment of the Seller Representative hereunder is done solely as an accommodation to the Sellers, and the Purchaser shall in no way incur liability to any Seller as a result thereof. Each Seller expects to derive benefit, indirectly or directly, from the appointment of the Seller Representative. Each Seller hereby jointly and severally agrees to indemnify the Purchaser against any and all liability, by any third party whatsoever, arising from or incurred by reason of the Purchaser relying on any instructions of the Seller Representative.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
XECARE LLC, as Seller and Servicer

By: /s/ Michael Chi
Name: Michael Chi
Title: President

APOSTROPHE PHARMACY LLC, as Seller and Servicer

By: /s/ Michael Chi
Name: Michael Chi
Title: President

HIMS & HERS HEALTH, INC., as the Company

By: /s/ Oluyemi Okupe
Name: Oluyemi Okupe
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Purchaser

By: /s/ Lauren Sun
Name: Lauren Sun
Title: Executive Director

Schedule I
Account Debtor Information

Schedule II
Accounts

Schedule III
Notice Addresses

Annex A
Definitions and Principles of Interpretation
“Account Control Agreement” means, with respect to each Collection Account, that certain deposit account control agreement, dated on or about July 1, 2026, among the applicable Seller, the applicable Servicer, the Purchaser and the account bank at which such Collection Account is held, pursuant to which the Purchaser is granted control over such Collection Account.
“Account Debtor” has the meaning set forth in the Recitals hereto.
“Account Debtor Credit Limit” means, with respect to any Account Debtor, the Dollar amount set forth on Schedule I hereto with respect to such Account Debtor, as such amount may be increased or reduced from time to time as agreed to in writing by the Purchaser and the applicable Seller.
“Additional Seller” has the meaning set forth in the introductory paragraph hereto.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph hereto.
“Anti-Corruption Laws” means all laws, rules and regulations concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and all other applicable anti-bribery and corruption laws.
“Anti-Money Laundering Laws” means, with respect to any Person, all laws, rules and regulations concerning or relating to money laundering statutes, financial recordkeeping and reporting requirements of all jurisdictions where such Person or any of its Subsidiaries conducts business and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory authority.
“Beneficial Ownership Regulation” has the meaning set forth in Section 8(h).
“Buffer Days” means, with respect to the Purchased Receivables of any Account Debtor, the number of days (if any) set forth on Schedule I with respect to such Account Debtor, as such number of days may be increased or reduced from time to time as agreed in writing by the Purchaser and the applicable Seller.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in New York City are required or permitted to close.

“Collection Account” means, with respect to any Seller or Servicer, the “Collection Account” with respect to such Seller or Servicer set forth on Schedule II hereof.
“Collections” means, with respect to any Receivable, all cash collections, wire transfers, electronic funds transfers, checks, bills of exchange, negotiable and non-negotiable instruments, letters of credit, orders, drafts, promissory notes and any other form of payment received or to be received by the Purchaser, a Seller or a Servicer in payment of such Receivable, including amounts recovered under any insurance policy, and all cash proceeds thereof.
“Company” has the meaning set forth in the introductory paragraph hereto.
“Compliance Action” has the meaning set forth in Section 8(h).
“Confidential Information” means any information of a party hereto that is clearly identified as being “Confidential Information”; provided that any information that (a) is part of the public domain without any breach of this Agreement or the other Transaction Documents by the receiving party; (b) is or becomes generally known to the general public or organizations engaged in the same or similar businesses as the receiving party on a non-confidential basis, through no wrongful act of such party; (c) is known by the receiving party prior to disclosure to it without any obligation to keep it confidential; (d) is disclosed to it by a third party which, to the best of the receiving party’s knowledge, is not required to maintain the information as proprietary or confidential; (e) is independently developed by the receiving party without reference to Confidential Information of the other party; or (f) is the subject of a written agreement whereby the other party consents to the disclosure of such Confidential Information on a non-confidential basis, in each case, shall not be Confidential Information.
“Contract” means, with respect to any Receivable, the contracts and other agreements related to such Receivable.
“Credit Agreement” means that certain Revolving Credit and Guaranty Agreement dated as of February 18, 2025 by and among the Company, the subsidiary borrowers party thereto, the guarantors party thereto, the lenders and issuing bank party thereto and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent and JPMogran Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA as joint lead arrangers and joint bookrunners, as may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Credit Spread” means, subject at all times to Section 1(b), as such percentage agreed to from time to time in writing by the Purchaser and the Company.
“Dilution” means, with respect to any Receivable, all actual and potential offsets to such Receivable, including discounts, adjustments, credit memoranda, credit notes, returns and allowances, and billing errors; provided, however, that in no event shall failure to make a payment of a Purchased Receivable as a result of an Insolvency Event of an Account Debtor be deemed a “Dilution”.

“Discount Margin” means the Term SOFR plus the Credit Spread; provided that if Term SOFR as so determined would be less than zero, Term SOFR shall be deemed to be zero for the purpose of this Agreement.
“Dispute” means, with respect to any Receivable, any dispute, discount, deduction, claim, offset, defense or counterclaim of any kind relating to such Receivable (other than a discount or adjustment granted with the Purchaser’s prior written approval), regardless of whether the same (a) is in an amount greater than, equal to or less than such Receivable, (b) is bona fide or not, or (c) arises by an act of God, civil strife, war, currency restrictions, foreign political restrictions or regulations or any other circumstance beyond the control of the applicable Seller or the related Account Debtor. In the absence of an Insolvency Event of an Account Debtor, any Purchased Receivables 30 days past due or more are deemed to have a Dispute and be subject to Section 5 hereto; provided that in no event shall the failure to make payment of a Purchased Receivable as a result of an Insolvency Event or the general lack of creditworthiness of an Account Debtor be deemed a “Dispute”.
“Dollar” and “$” means the lawful currency of the United States of America.
“Due Date” means, with respect to any Purchased Receivable, the date the related invoice provides for timely payment in full of amounts owing thereunder.
“Eligible Account Debtor” means an Account Debtor:
(a)that is listed on Schedule I, as such Schedule may be updated from time to time as agreed to in writing by the Purchaser and the applicable Seller;
(b)that is not a governmental entity;
(c)that is not an Affiliate of the Company, any Seller or any Servicer;
(d)that does not have a billing address outside the United States of America;
(e)with respect to which no Insolvency Event has occurred; and
(f)that is not a Sanctioned Person.
“Eligible Receivable” means a Receivable:
(a)that is generated by the applicable Seller in the ordinary course of its business and in accordance with its credit and collection policies from the sale of goods or the provision of services to an Eligible Account Debtor under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of such Seller and the related Account Debtor, enforceable against each such Person in accordance with its terms, and the provision of such services or sale of such goods has been fully rendered or fully delivered as of the Purchase Date relating thereto (and, if arising from the provision of services, such services have been accepted);
(b)that is evidenced by paper or electronic invoices or data files, including purchase order numbers, and Contracts, in form and substance reasonably satisfactory to the Purchaser, and such invoices or data files, including purchase order numbers, as applicable, and the Contracts and other information provided by the applicable Seller with respect to such Receivable delivered to the Purchaser are true and correct and comply with all applicable laws, rules and regulations;
(c)that is a valid, current and freely assignable “account” or “general intangible” within the meaning of Section 9-102 of the UCC of the state in which the applicable Seller is incorporated or formed as of the Purchase Date relating thereto, and is not evidenced by any instrument or chattel paper;
(d)that is payable in an amount not less than its Net Receivables Balance by the Account Debtor identified in the Purchase Request;
(e)that is payable in full on the Due Date with respect thereto and is not an installment receivable, and such Due Date is less than or equal to thirty (30) days from the date of issuance of such Receivable (in an invoice or otherwise);
(f)that is owned by the applicable Seller, free and clear of all liens, encumbrances, charges, adverse claims and security interests of any Person;
(g)that is freely assignable without the consent of any Person, including the applicable Account Debtor;
(h)that is denominated and payable only in Dollars to the applicable Seller and was originated in the United States of America;
(i)that is not subject to any Dilution (other than any known Dilution reflected in the calculation of the Net Receivables Balance and the Purchase Price as of the related Purchase Date therefor) or Dispute;
(j)for which no default, event of default or termination event (howsoever defined) exists under the applicable Contract between the applicable Seller and the applicable Account Debtor;
(k)that, together with all other Purchased Receivables due from such Account Debtor, does not cause the aggregate amount of such Purchased Receivables to exceed the Account Debtor Credit Limit of such Account Debtor;
(l)that is sold hereunder in good faith and without the intent to hinder, delay or defraud present or future creditors of the Purchaser or the applicable Seller;
(m)for which the applicable Seller has billed the applicable Account Debtor and delivered to such Account Debtor all requested supporting claim documents with respect to such Receivable;
(n)for which no amounts have been paid by the applicable Account Debtor as of the date such Receivable is offered for purchase hereunder as an Offered Receivable;
(o)in respect of which the relevant Contract does not contain any provisions prohibiting the disclosure of information to the Purchaser in connection with such Contract (or the Account Debtor has waived in writing any such prohibitions or consented in writing to the disclosure of such information to the Purchaser);
(p)the related Account Debtor of which has been instructed to make payments thereon to a Collection Account and such Collection Account is not pledged to or under the control of any buyer from or creditor of the applicable Seller,

(other than the control of the Purchaser pursuant to the Account Control Agreement); and
(q)that is not property or interest in property that is the subject of any Sanctions.
“Expected Payment Date” means, with respect to any Purchased Receivable, the Due Date of such Purchased Receivable plus the Buffer Days with respect to such Purchased Receivable.
“Fee Letter” means that certain fee letter dated as of the date hereof by and among the Company, the Sellers and the Purchaser, as may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Final Collection Date” means the date following the Purchase Termination Date on which the Purchaser has received (a) all Collections owing on all Purchased Receivables (other than Collections that have not been paid as a result of an Insolvency Event with respect to an Account Debtor, except as expressly contemplated by Section 1(d), Section 5 and Section 6) and (b) all other payments, if any, required to be paid by each Seller under the Transaction Documents, including with respect to any Recourse Obligations and Indemnified Amounts.
“Indemnified Amounts” has the meaning set forth in Section 6(a).
“Indemnified Party” has the meaning set forth in Section 6(a).
“Initial Purchase Date” means the first Purchase Date on which Receivables are purchased by the Purchaser from any Seller under this Agreement.
“Insolvency Event” means, with respect to any Person, (a) such Person shall generally not pay its debts as such debts become due; (b) such Person shall admit in writing its inability to pay its debts generally; (c) such Person shall make a general assignment for the benefit of creditors; (d) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (e) such Person shall take any action to authorize any of the actions set forth in clauses (a) through (d).
“License Agreement” means the terms and conditions under which a Seller or Servicer may use the Site until such time as they are amended, replaced or supplemented in accordance with Section 9.
“Material Adverse Effect” means a material adverse effect on (a) with respect to any Person, (i) the business, assets, results of operations or financial condition taken as a whole,

of such Person, or (ii) the ability of such Person to fulfill any of its obligations under the Transaction Documents, or (b) the rights of or benefits available to, the Purchaser under this Agreement and the other Transaction Documents.
“Net Receivables Balance” means, with respect to any Purchased Receivable, the invoice amount for such Receivable minus any existing and known Dilutions with respect to such Receivable as of the Purchase Date therefor.
“Offered Receivable” means, with respect to any Purchase Date, the Eligible Receivables proposed by a Seller to the Purchaser for purchase hereunder and described in the related Purchase Request to be purchased by the Purchaser on such Purchase Date.
“Outstanding Purchase Price” means an amount equal to (a) the aggregate amount of all Purchase Prices paid by the Purchaser hereunder with respect to all Purchased Receivables (including, for the avoidance of doubt, Participation Interests), minus (b) the aggregate amount of all Collections with respect to such Purchased Receivables (or, in the case of any Participation Interest, the Purchase Percentage thereof) deposited into the Purchaser Account or otherwise directly received by the Purchaser.
“PATRIOT Act” has the meaning set forth in Section 8(h).
“Participation Interest” has the meaning set forth in Section 1(a).
“Performance Undertaking” means the Performance Undertaking, dated as of the date hereof, pursuant to which the Company agrees to guarantee for the benefit of the Purchaser the performance of the obligations of the Sellers and the Servicers under this Agreement (and any Additional Seller who may from time to time become a party to this Agreement as a Seller or a Servicer).
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, limited partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Program Limit” means $400,000,000.
“Purchase Percentage” means, with respect to any Purchased Receivable, 100%; provided that, solely in the event that the purchase of the whole of an Offered Receivable would cause the Outstanding Purchase Price to exceed the Program Limit, the Purchase Percentage for such Offered Receivable shall be such lesser percentage as is necessary to ensure that the Outstanding Purchase Price (after giving effect to the purchase of the Participation Interest in such Offered Receivable) does not exceed the Program Limit.
“Proposed Seller” has the meaning set forth in Section 1(g).
“Purchase Date” means each date on which the Purchaser purchases Eligible Receivables from a Seller hereunder.
“Purchase Discount” means, with respect to any Purchased Receivable, an amount equal to (a) the Discount Margin, multiplied by (b) the Purchase Percentage multiplied by the

Net Receivables Balance of such Purchased Receivable, multiplied by (c) the quotient of (i) the number of days from the Purchase Date on which such Purchased Receivable is purchased hereunder to the Expected Payment Date for such Purchased Receivable (such number of days, the “Discount Period”), and (ii) 360.
“Purchase Price” has the meaning set forth in Section 1(c).
“Purchase Request” means a request submitted by a Seller to the Purchaser (through the Site or, if the Site is unavailable, manually in accordance with Section 9) to purchase Offered Receivables.
“Purchase Termination Date” means the date 364 days from the date hereof, as such date may be extended in accordance with the terms set forth in Section 1(b)(ii).
“Purchased Receivable” has the meaning set forth in Section 1(a). For the avoidance of doubt, “Purchased Receivable” includes both whole Receivables purchased by the Purchaser and any Participation Interest purchased by the Purchaser.
“Purchaser” has the meaning set forth in the introductory paragraph hereto.
“Purchaser Account” means the “Purchaser Account” set forth on Schedule II hereof.
“Receivable” means all accounts, instruments, documents, contract rights, general intangibles and chattel paper (as such terms are understood under the UCC), all tax refunds and proceeds of insurance, and all other forms of obligations owing to the applicable Seller by an Account Debtor, whether now existing or hereafter arising, together with the Related Rights with respect thereto, and with respect to each of the foregoing, all Collections and proceeds thereof.
“Reconciliation Date” means the third (3rd) Business Day of each calendar week, or such other Business Day as may be mutually agreed by the Purchaser and the Company from time to time in writing.
“Reconciliation Report” has the meaning set forth in Section 2(e).
“Recourse Obligation” means any payment obligation payable by a Seller or the relevant Servicer to the Purchaser in respect of any amount payable with respect to a Purchased Receivable under Section 1(d), Section 5 or Section 6.
“Regulatory Change” means, with respect to any Person, (a) any change in (or the adoption, implementation, administration, change in phase-in or interpretation or commencement of effectiveness of) any (i) applicable law with respect to such Person, (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Person of (x) any governmental authority charged with the interpretation or administration of any applicable law referred to in clause (a)(i) above, or (y) any fiscal, monetary or other authority having jurisdiction over such Person, or (iii) Generally Accepted Accounting Principles, International Financial Reporting Standards or regulatory accounting principles applicable to such Person and affecting the application of such Person of any applicable law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or (b) any change in the application to such Person of any existing applicable law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a) above.
“Related Rights” means, with respect to any Receivable, (a) all of the applicable Seller’s interest in any goods, contracts or other assets (including any returns goods or assets) relating to any sale giving rise to such Receivable; (b) all security interests, encumbrances, adverse claims, charges or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to a Contract related to such Receivable or otherwise, together with all financing statements in favor of the related Account Debtor describing any collateral securing such Receivable; (c) bank accounts (including each Collection Account) into which Collections on Purchased Receivables are deposited; (d) all tax refunds and proceeds of insurance with respect thereto; (e) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; (f) all books, records and other information (including computer programs, tapes, discs, punch cards, data processing software, and related property and rights) relating to such Receivable and the related Account Debtor; and (g) all collections and other proceeds with respect to the foregoing.
“Repurchase Event” means, with respect to any Purchased Receivable, the occurrence of any of the following:
(a)any representation or warranty by any Seller or Servicer under the Transaction Documents with respect to such Purchased Receivable is incorrect when made or deemed made and shall or will adversely affect the ability to collect the Net Receivables Balance of such Purchased Receivable on the Expected Payment Date;
(b)such Purchased Receivable was not an Eligible Receivable on the Purchase Date therefor;
(c)any representation or warranty by any Seller or Servicer related to Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws is incorrect and shall or will in any way affect the Purchaser’s ability to accept funds or engage in transactions related to such Purchased Receivable on the Expected Payment Date;
(d)any Seller or Servicer fails to perform or observe any other term, covenant or agreement with respect to such Purchased Receivable and such failure shall or will adversely affect the ability to collect the Net Receivables Balance of such Purchased Receivable on the Expected Payment Date;
(e)a Dispute exists or an Account Debtor asserts a Dispute with respect to such Purchased Receivable;
(f)such Purchased Receivable is the subject of any Dilution, other than any Dilution known and deducted from the Purchase Price for such Purchased Receivable on the Purchase Date therefor; or
(g)any Seller or Servicer instructs the Account Debtor with respect to such Purchased Receivable to pay amounts owing in respect of such Purchased Receivable to an account other than a Collection Account or any Account Debtor makes five (5) or more misdirections of such payments, other than to a Collection Account or the Purchaser Account.

“Repurchase Price” means, with respect to any repurchased Purchased Receivable, an amount equal to (a) the Purchase Percentage multiplied by the Net Receivables Balance of such Purchased Receivable, minus (b) the aggregate amount of Collections with respect to such Purchased Receivable (or, in the case of a Participation Interest, the Purchase Percentage thereof) deposited into the Purchaser Account or otherwise directly received by the Purchaser, plus (c) interest for the period from the Purchase Date for such Purchased Receivable to the date on which such Purchased Receivable has been paid in full, at a rate equal to the Discount Margin.
“Request” has the meaning set forth in Section 9.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time (a) any Person listed in any Sanctions-related list of designated persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.
“Seller” has the meaning set forth in the introductory paragraph hereto.
“Seller Joinder Agreement” means a joinder agreement pursuant to which an Additional Seller becomes a party to this Agreement, substantially in the form of Annex C attached hereto.
“Seller Representative” has the meaning set forth in Section 10.
“Seller’s Account” means, with respect to any Seller or Servicer, the “Seller’s Account” with respect to such Seller or Servicer set forth on Schedule II hereof.
“Seller’s Retained Percentage” has the meaning set forth in Section 1(a).
“Servicer” has the meaning set forth in Section 2(a).
“Servicer Replacement Event” means the occurrence of any of the following:
(a)an Insolvency Event with respect to any Servicer;
(b)any Servicer shall fail to pay any amount when due under any provision of this Agreement or the other Transaction Documents and such failure shall continue unremedied for two (2) Business Days;

(c)except as set forth in clause (b) above, any Servicer shall fail to perform in any material respect any of its obligations as Servicer under any Transaction Document and such failure remains unremedied for five (5) Business Days after the earlier of (x) such Servicer or the Company obtaining knowledge thereof or (y) the date on which written notice of such failure shall have been given to such Servicer or the Company by the Purchaser;
(d)any representation or warranty made or deemed made by any Servicer in any Transaction Document is inaccurate, incorrect or untrue in any material respect on any date as of which it is made or deemed to be made and remains untrue or incorrect for five (5) Business Days following the earlier of (x) such Servicer or the Company obtaining knowledge thereof or (y) the date on which written notice thereof shall have been given to such Servicer or the Company by the Purchaser; or
(e)any event or development has occurred with respect to any Servicer that could reasonably be expected to result in a Material Adverse Effect.
“Site” means (a) any web-based interface(s) to which a Seller or Servicer is provided access by or on behalf of the Purchaser or any of its Affiliates (including any service provider acting for the Purchaser or any of its Affiliates) or (b) any successor web-based interface(s) selected by the Purchaser pursuant to Section 9, in each case, for the purposes of the transactions contemplated by the Transaction Documents.
“Site Unavailability Period” has the meaning set forth in Section 9(b).
“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.
“Term SOFR” means, for any Discount Period, the Term SOFR Reference Rate for the tenor that equals to such Discount Period or if not available, the shortest tenor (for which the Term SOFR Reference Rate is available) that exceeds such Discount Period, published by the Term SOFR Administrator at approximately 5:00 a.m. (Chicago time) on the day (such day, the “Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Discount Period; provided that if the applicable Term SOFR Reference Rate has not been published by the Term SOFR Administrator as of 5:00 p.m. (New York City time) on such Term SOFR Determination Day, then Term SOFR will be the Term SOFR Reference Rate published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.
“Term SOFR Cessation Event” means the occurrence of one or more of the following events with respect to the Term SOFR Reference Rate: (1) a public statement or publication of information by or on behalf of the Term SOFR Administrator announcing that such administrator has ceased or will cease to provide the Term SOFR Reference Rate for all available tenors, permanently or indefinitely, with no successor administrator having been appointed to provide such rate at such time; (2) a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator, the Board of Governors of the Federal Reserve System, the Term SOFR Administrator, an insolvency official with jurisdiction over the Term SOFR Administrator, a resolution authority with jurisdiction over the Term SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the Term SOFR Administrator, in each case which states that the Term SOFR Administrator has ceased or will cease to provide the Term SOFR Reference Rate for all available tenors permanently or indefinitely, with no successor administrator having been appointed to provide such Term SOFR Reference Rate at such time; or (3) a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator announcing that the Term SOFR Reference Rate for all available tenors are no longer, or as of a specified future date will no longer be, representative.
“Term SOFR Reference Rate” means for any date and time, the “CME Term SOFR Reference Rate” as administered by the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Purchaser in its reasonable discretion, or any other entity that takes over the administration of such rate, the “Term SOFR Administrator”) and available on its website, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, and as displayed on such day and at such time, or any appropriate screen page of any information service that publishes such rate from time to time as selected by the Purchaser in its reasonable discretion.
“Transaction Documents” means this Agreement, each Purchase Request (including any Request), each Seller Joinder Agreement, the Fee Letter, the Performance Undertaking, the Account Control Agreement, and all other documents and agreements to be executed and delivered by the Company, the Sellers or the Servicers in connection with any of the foregoing, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“UCC” means (i) the Uniform Commercial Code in effect in the applicable jurisdiction from time to time, and (ii) if no such state is specified, the Uniform Commercial Code in effect in the State of New York from time to time.

Principles of Interpretation
In this Agreement and the other Transaction Documents:
(a)Unless otherwise stated, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
(b)The singular number includes the plural number and vice versa.
(c)Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents.
(d)Reference to any gender includes each other gender.
(e)Reference to day or days without further qualification means calendar days.
(f)Reference to any time means New York City time.
(g)The phrase “include” or “including” means “including, without limitation”.
(h)Reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor.
(i)Reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

Annex B
Conditions Precedent to Initial Purchase Date
(a)If available in the applicable jurisdiction, a certificate issued by the jurisdiction under the laws of which such Person is organized as to the legal existence and good standing of each Seller and each Servicer.
(a)Certified copies of each Seller’s and each Servicer’s organizational documents and certified copies of all documents evidencing necessary corporate action and governmental approvals, if any, with respect to the Transaction Documents.
(b)A certificate of the Secretary or Assistant Secretary of each Seller and each Servicer certifying the names and true signatures of the incumbent officers of such Person authorized to sign the Transaction Documents.
(c)(x) Completed requests for information (UCC search results and similar lien or charge search results in any applicable jurisdiction of a Seller or a Servicer) dated within 30 days of the Initial Purchase Date, and a schedule thereof listing all effective financing statements that name any Seller or Servicer as debtor, together with copies of all other financing statements filed against Seller or Servicer and (y) releases of, and acknowledgment copies of proper termination statements (Form UCC-3 or similar form in any applicable jurisdiction) necessary to evidence the release of all security interests, ownership and other rights of any Person previously granted by the applicable Seller or Servicer in the Receivables owing from Account Debtors.
(d)Acknowledgment or time-stamped receipt copies of proper financing statements (showing Seller as “debtor/seller” and the Purchaser as “secured party/buyer”) duly filed on or before the Initial Purchase Date under the UCC.
(e)A favorable corporate opinion of outside counsel to each Seller and each Servicer in form and substance reasonably satisfactory to the Purchaser and in each applicable jurisdiction in which such Person is organized addressing, without limitation, the corporate existence of such Person, its power and authority to enter into the Transaction Documents, no required governmental consents, no conflict with law, its organizational documents and material agreements to which it is a party, security interest and perfection matters, and enforceability of the Transaction Documents under the laws of each applicable jurisdiction.
(f)A favorable opinion from outside counsel to each Seller and each Servicer in form and substance satisfactory to the Purchaser and addressing the “true sale” or “true participation” of the Receivables.
(g)Proof of payment of all reasonable attorneys’ fees and disbursements incurred by the Purchaser up to the Initial Purchase Date and invoiced to each Seller and each Servicer at least one Business Day prior to such date.
(h)Duly executed copies of this Agreement, the Fee Letter, the Performance Undertaking and the Account Control Agreement.
(i)Each Seller and Servicer shall have instructed each Account Debtor that all payments with respect to the Offered Receivables shall be made directly to the applicable Collection Account.
(j)All documents and other evidence that the Purchaser requires for its “know-your-customer” and other compliance diligence on each Seller, each Servicer, and each Account Debtor.

Annex C
Form of Seller Joinder Agreement

Annex D
Form of Request
(For Use during a Site Unavailability Period)

Annex E
Form of Facility Extension Request